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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Healthdyne Technologies, Inc.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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                     [HEALTHDYNE TECHNOLOGIES LETTERHEAD]
                                                                   June 30, 1997

Dear Fellow Shareholder:

     Invacare Corporation is now soliciting your vote to replace your Board of Directors at our July 30 annual meeting so that Invacare can buy your shares for $15 per share in its cash tender offer.

     We strongly urge you to VOTE THE COMPANY'S BLUE PROXY CARD -- and NOT TO VOTE THE INVACARE GOLD PROXY CARD, even as a protest against Invacare.

                             IT'S A MATTER OF VALUE

     Your Board of Directors and the Company's financial advisors, Cowen & Company, believe that Invacare's offer is grossly inadequate and not reflective of the true value of your Company.

     Others agree: Independent analysts who follow your Company have reached the same conclusion. Most of your fellow shareholders have refused to accept the Invacare bid -- at last count, almost 70% of the non-Invacare shares had not been tendered to Invacare. Finally, the stock market has reflected shareholder sentiment. The market price of the Company's stock has consistently been above the price of the Invacare offer.

                  YOUR STOCK IS WORTH MORE THAN $15 PER SHARE

     Your Company has steadfastly pursued a strategic plan which has already produced dramatic results. In the first quarter of 1997:

        - YOUR COMPANY'S REVENUES GREW 30% over the first quarter of 1996.

        - NET EARNINGS REACHED $2.1 MILLION, OR 16C PER SHARE, representing a 16% increase over the first quarter of last year.(1)

        - OPERATING EARNINGS REACHED $4 MILLION, or 11% of revenues, up from $2.8 million, or 8% of revenues, in 1996's fourth quarter.

     We expect a continuation of this revenue and profit momentum from the new higher-profit margin products your Company recently introduced and plans to introduce later this year or early next year.

     We will publicly announce the Company's results for the second quarter of 1997 by mid-July. When you see these results and the analysts' reports expected to follow, DECIDE FOR YOURSELF WHETHER YOU AGREE WITH OUR CONCLUSION THAT HEALTHDYNE TECHNOLOGIES IS WORTH MORE THAN $15 PER SHARE.

---------------

(1) Excluding an after-tax charge of $780,000, or 6c per share, for expenses incurred to defend against Invacare's grossly inadequate takeover attempt.

     Remember, a vote for Invacare (gold proxy) is a vote to deprive yourself of the opportunity to share in Healthdyne Technologies' future growth.

                         WE ARE EXPLORING ALTERNATIVES

     We have just recently begun to explore alternatives to Invacare's offer, including commencing discussions with third parties. While there can be no assurance that these talks will result in a transaction, we pledge to you that your current Board of Directors (BLUE proxy) will continue to seek to create value for the Healthdyne Technologies shareholders. Your Board and its members have a track record of increasing shareholder value through operational performance and financial transactions when necessary.

     On the date we announced our decision to explore alternatives, our stock jumped to $16 7/8. On June 27, 1997, it closed at $17. While we have only just begun the process, and will not make any decisions until we understand the alternatives, it is clear that the value of your shares is increasing.

     Vote the BLUE proxy card to enable your Board to continue this process. DON'T LET INVACARE ELIMINATE YOUR UPSIDE POTENTIAL BY BUYING YOUR SHARES NOW AT A BARGAIN PRICE.

            INDEPENDENT ANALYSTS AGREE WITH HEALTHDYNE TECHNOLOGIES

     Independent analysts who follow Healthdyne Technologies recognize the value of your Company and agree with your Board that $15 is too low. The following analysts' comments have been reproduced for your consideration.(2)

        "HEALTHDYNE MANAGEMENT CONSIDERS THE OFFER 'GROSSLY INADEQUATE.' WE AGREE WITH THEIR ASSESSMENT OF THE OFFER, GIVEN THE PROMISING STREAM OF NEW PRODUCTS BEING DEVELOPED."

        Brian Bugbee, Value Line Investment Survey, June 13, 1997.

        "GIVEN HOW STRONG HEALTHDYNE'S BUSINESS HAS BEEN OVER THE PAST FIVE MONTHS, OUR VALUATION ANALYSIS INDICATES THAT $15 IS STILL TOO LOW A PRICE FOR HEALTHDYNE."

        Dillon Read & Co., Inc., First Call, June 4, 1997.

        "WE CONTINUE TO BELIEVE THAT THE CURRENT $15 OFFER IS LOW AND DOES NOT ADEQUATELY COMPENSATE HEALTHDYNE TECHNOLOGIES SHAREHOLDERS FOR THE HEALTHY TONE OF CURRENT BUSINESS, THE RECENT LAUNCH OF NEW PRODUCTS IN VENTILATION, ASTHMA AND SLEEP APNEA, AND SIGNIFICANT OPPORTUNITIES IN FETAL OXIMETRY MONITORING AND NON-INVASIVE JAUNDICE TESTING. IF THE COMPANY IS ACQUIRED, A HIGH-TEENS OR BETTER VALUATION SEEMS MUCH MORE REASONABLE."

        Tucker Anthony, First Call, June 23, 1997.

---------------

    (2) Permission for use of analysts' quotes was sought and obtained.

                                        2
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                VOTE FOR TRUE VALUE -- VOTE THE BLUE PROXY CARD

     Your Board of Directors and management have already created value for you in excess of Invacare's offer. We are committed to further increasing shareholder value. By contrast, Invacare's nominees have only one purpose -- to sell your Company to Invacare for the grossly inadequate cash price of $15 per share. GIVE YOUR BOARD AND MANAGEMENT THE OPPORTUNITY TO PROVIDE VALUE FOR YOU SUBSTANTIALLY IN EXCESS OF INVACARE'S GROSSLY INADEQUATE $15 OFFER. Vote the enclosed BLUE proxy card in favor of your Board's nominees for director (proposal 1) and against the Invacare proposals (proposals 2 through 5).

                                Sincerely yours,

/s/ Parker H. Petit                            /s/ Craig B. Reynolds
Parker H. Petit                                Craig B. Reynolds
Chairman of the Board                          President and Chief Executive Officer

     If you have already tendered your shares to Invacare and wish to change your mind, you can withdraw your shares at any time on or before the expiration of the tender offer. For information on withdrawing your shares, please call Morrow & Co., Inc. at the number provided below.

                                   IMPORTANT

     1. Regardless of how many shares you own, YOUR VOTE IS VERY IMPORTANT. Please sign, date and mail the enclosed BLUE proxy card. PLEASE VOTE EACH BLUE PROXY CARD YOU RECEIVE since each account in which you own shares must be voted separately. Only your latest dated proxy card counts.

     2. Even if you have sold your shares since the June 23 record date, you are entitled to vote and we urge you to do so.

     3. We urge you NOT TO RETURN ANY GOLD PROXY CARD sent to you by Invacare.

     4. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, please direct the party responsible for your account to vote the BLUE proxy card as recommended by the Board of Directors.

     IF YOU HAVE ANY QUESTIONS on how to vote your shares, please contact Craig Reynolds or Wayne Boylston at (800) 421-8754 Ext. 2336 or call our proxy solicitor MORROW & CO. at (800) 662-5200.

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                         (HEALTHDYNE TECHNOLOGIES LOGO)